EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated effective as of December 18, 2009, is entered into between Comanchero Corporation, a Nevada corporation (the "Company") and Comanchero Corporation, a Texas corporation ("Comanchero TX").

RECITALS

WHEREAS, the board of directors of the Company and the sole director of Comanchero TX deem it advisable, upon the terms and subject to the conditions herein stated, that Comanchero TX be merged with and into the Company, and that the Company be the surviving entity (the "Merger"); and

WHEREAS, the shareholders of Comanchero TX have approved the Merger and the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; EFFECTIVE TIME

1.1.        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Comanchero TX shall be merged with and into the Company, whereupon the separate existence of Comanchero TX shall cease. The Company shall be the surviving entity (sometimes hereinafter referred to as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Nevada. The Merger shall have the effects specified in the Nevada Revised Statutes, as amended (the "NRS") and in the Texas Business Organizations Code (the "TBOC") and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Comanchero TX, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Comanchero TX, including, without limitation, all outstanding indebtedness of Comanchero TX.

1.2.         Effective Time. Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Merger, the Company and Comanchero TX shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Texas (the "Texas Certificate of Merger") and Articles of Merger to be executed and filed with the Secretary of State of Nevada (the "Nevada Certificate of Merger"). The Merger shall become effective upon the date and time specified in the Texas Certificate of Merger and the Nevada Certificate of Merger, or upon the filing thereof (the "Effective Time").

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1.    The Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2.    The Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1.    Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2.     Directors. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV

EFFECT OF MERGER ON CAPITAL STOCK

4.1.     Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Comanchero TX or the shareholders of the Company:

(a)       The Comanchero TX shares of capital stock (Series A preferredstock and common stock) issued and outstanding immediately prior to the Effective Time shall be automatically converted (without the surrender of certificates or any other action) into shares of Series A preferred stock ("Preferred Stock") or common stock ("Common Stock"), as applicable, of the Company. The share ownership following such conversion shall be as follows:

Shareholders of the Company
Heron Capital Partners, Ltd. Silverdust Corporation Carnation Management Corporation Tom Gingerich	1,000,000 shares of Preferred Stock, plus 75,950,000 shares of Common Stock 3,000,000 shares of Common Stock 6,000,000 shares of Common Stock 50,000 shares of Common Stock

(b)       Upon such conversion, all Comanchero TX shares of capital stock shall be cancelled and retired and shall cease to exist. The Company will provide share certificates to evidence the ownership of Common Stock and Series A Convertible Preferred Stock.

(c)       All outstanding options to acquire Comanchero TX shares of common stock, and options to acquire Comanchero TX shares of common stock which may be granted pursuant to contractual arrangements effective on or before the effective date of this Agreement, shall be automatically converted into options to acquire shares of Common Stock, on the basis of one (1) share of Common Stock per one (1) share of Comanchero TX common stock. The Company will provide option agreements to evidence the ownership of options to acquire Common Stock, at which time the options to acquire Comanchero TX shares of common stock shall be cancelled and retired and shall cease to exist.

ARTICLE V
CONDITION

5.1.    Condition to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the holders of Comanchero TX shares of capital stock pursuant to the TBOC.

ARTICLE VI

TERMINATION

6.1.    Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Comanchero TX, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Comanchero TX, or any of their respective shareholders, directors or officers.

ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1.     Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the shareholders of Comanchero TX shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of the shares of Comanchero TX, (ii) alter or change any provision of the articles of incorporation of the Surviving Corporation, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

7.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

7.4.     Entire Agreement. This Agreement constitutes the entire agreement and supercedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

7.5.     No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7.     Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto-as of the date first written above.

Comanchero Corporation
a Nevada corporation

By /s/ Christian R. Briggs

Name: Christian R. Briggs
Title: President &  CEO

Comanchero Corporation
a Texas corporation

By /s/ Christian R. Briggs

Name: Christian R. Briggs
Title: President, Secretary & Treasurer